EXHIBIT (a)(5)




            OFFER TO PURCHASE ALL OUTSTANDING SHARES OF COMMON STOCK
             (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                       OF

                             HOMEOWNERS GROUP, INC.

                                       BY

                           CC ACQUISITION CORPORATION

                FOR TOTAL CONSIDERATION PER SHARE CONSISTING OF:
                           $.55 NET IN CASH TO SELLER
                                       AND
                 ONE CONTINGENT RIGHT TO RECEIVE $1.51 PER SHARE
                          FROM A TAX CLAIMS ESCROW FUND


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         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,  EASTERN
STANDARD  TIME,  ON FRIDAY  OCTOBER  17,  1997  UNLESS THE OFFER IS  EXTENDED.
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                                                              September 19, 1997

To Our Clients:

         Enclosed for your consideration is an Offer to Purchase, dated September 19, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which as amended from time to time, together constitute the "Offer") relating to the offer by CC Acquisition Corporation, a Delaware corporation (the "Purchaser") to purchase (i) any and all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Homeowners Group, Inc., a Delaware corporation (the "Company"), including the associated common stock purchase rights (the "Associated Rights") issued pursuant to the Rights Agreement, dated as of November 1, 1990, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, as amended, (the "Rights
Agreement"), for total consideration of up to $2.06 per share, $.55 of which shall be net to seller in cash (the "Cash Price"), and $1.51 of which shall be held in an escrow account (the "Escrow Account", and together with the Cash Price, the "Offer Consideration"), upon the terms and subject to the conditions set forth in the Offer. As used herein, "Certificates" shall mean certificates representing Shares.

         We are (or our nominee is) the holder of record of Shares held by us for your account. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

         Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase.

         Your attention is called to the following:









         1. The Offer to purchase Shares is being made for total consideration of up to $2.06 per share, $.55 of which shall be net to seller in cash (the "Cash Price"), and $1.51 of which shall be held in an escrow account (the "Escrow Account") pending resolution of certain tax liabilities (the "Tax Claims") that may be assessed against the Company (the "Escrow Right").

         2. Tendering stockholders will receive the Cash Price per Share and be deemed to own, without any further action, one Escrow Right for each Share validly tendered in the Offer. Each Escrow Right entitles the holder to receive funds from the Escrow Account (up to a maximum of $1.51 per Share) if and when there is a settlement of the Tax Claims with the IRS, and provided that the portion of such settlement to be paid by the public stockholders does not exceed the amount of funds held in the Escrow Account.

         3. As of September 17, 1997 there were 5,558,350 Shares issued and outstanding. Purchaser and its affiliates have acquired 1,638,500 Shares or 29.5% of the Shares outstanding prior to commencement of the Offer. Based upon the foregoing, and assuming all Shares not already acquired by Purchaser and its affiliates are tendered in the Offer and/or converted in the Merger, Parent will be obligated to deposit (either in a cash or by letter of credit) a maximum of $5,918,973 ($1.51 times 3,919,850 Shares held by public stockholders) into the Escrow Account. Any settlement of the Tax Claims, net of expenses, will be divided pro-rata among Purchaser and the public stockholders. Accordingly, assuming all Shares are acquired in the Offer, 29.5% of any net settlement will be paid by Parent and its affiliates, and 70.5% will be paid out of the Escrow Funds.

         4. Purchaser may, in its sole discretion, seek to cause the Company to recover all or any portion of any settlement amount paid to the IRS from any person or entity that it considers to bear responsibility therefor. Escrow Right holders may receive a portion of such recovery. See "SPECIAL FACTORS--The Tax Claims; The Escrow Agreement; The Tax Contingency Settlement Agreement" in the Offer to Purchase.

         5. The Escrow Rights will not be assignable or transferable except by operation of law (including the laws of descent and distribution) or by intestacy, and will not be evidenced by any certificate or other instrument. No dividends will be paid with respect to the Escrow Rights, and they will not bear any stated rate of interest or have any voting or other stockholder rights. The Escrow Rights will represent only the contingent right to receive the funds held in the Escrow Account.

         6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 31.0% may be required, unless an exemption is provided or unless the required taxpayer indemnification information is provided. See Instruction 12 of the Letter of Transmittal.

         7. The Board of Directors of the Company (the "Board") has determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (as defined in the Offer to Purchase), taken as a whole, are fair to and in the best interests of the stockholders of the Company, has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and recommends that the stockholders of the Company accept the Offer and tender their Shares thereunder to Purchaser and, if required by applicable law, approve and adopt the Merger Agreement and the Merger.

         8. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Certificates pursuant to the procedures set forth under "THE TENDER OFFER--Procedure for Tendering Shares" in the Offer to Purchase, or a timely Book-Entry Confirmation (as defined under "THE TENDER OFFER--Procedure for Tendering Shares--Book Entry Transfer" in the Offer to Purchase) with respect to such Shares,










(ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantee, and
(iii) any other document required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when the Certificates are actually received by the Depositary.

         If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form contained in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date of the Offer.

         The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal. The Offer is not being made to (nor will tenders by accepted from or on behalf of ) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by one or more registered brokers or dealers licenses under the laws of such jurisdiction.











                        INSTRUCTIONS WITH RESPECT TO THE
            OFFER TO PURCHASE ALL OUTSTANDING SHARES OF COMMON STOCK
              (INCLUDING ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                       OF

                             HOMEOWNERS GROUP, INC.



         The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase dated September 19, 1997 and the related Letter of Transmittal (which, together with the Offer to Purchase and supplements or amendments thereto, collectively constitute the "Offer") in connection with the offer by CC Acquisition Corporation, a Delaware corporation to purchase (i) any and all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Homeowners Group, Inc., a Delaware corporation (the "Company"), including the associated common stock purchase rights (the "Associated Rights") issued pursuant to the Rights Agreement, dated as of November 1, 1990, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, as amended, (the "Rights Agreement"), for total consideration of up to $2.06 per share, $.55 of which shall be net to seller in cash (the "Cash Price"), and $1.51 of which shall be held in an escrow account (the "Escrow Account", and together with the Cash Price, the "Offer Consideration").

         This will instruct you to tender to Homeowners the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.


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Number of Shares to be Tendered:*_________________________________

Date:_____________________________, 1997

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                                    SIGN HERE

Signature(s):___________________________________________________________________


Print or Type Name(s):__________________________________________________________

Print or Type Address(es):______________________________________________________


Area Code and Telephone Number(s):______________________________________________

Taxpayer Identification or Social Security Number(s):___________________________

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*Unless otherwise  indicated,  it will be assumed that all Shares held by us for your account are to be tendered.